Exhibit 99

News Release
Media Relations Contact
David Naumann
612-587-2522
david.naumann@retek.com

Investor Relations Contact
Bob Kleiber
612-587-2398
bob.kleiber@retek.com

Retek Reports Higher Second Quarter Earnings
Improved Services Margins, Expense Control Drive Better Results

Minneapolis – July 22, 2004 — Retek Inc. (NASDAQ: RETK) today reported results for its second quarter ended June 30, 2004:

•	Total revenue was $45.5 million and software license and maintenance revenue was $25.6 million compared with total revenue of $42.9 million and software license and maintenance revenue of $21.7 million for the second quarter of 2003. For the first quarter of 2004, the Company reported total revenue of $47.6 million and software license and maintenance revenue of $26.1 million.

•	Services revenue was $20.0 million for the second quarter of 2004 compared with $21.2 million in the second quarter of 2003 and $21.6 million for the first quarter of 2004. Services gross margins improved significantly in the quarter as internal utilization rates increased and fewer third party resources were employed.

•	The contract value for software license fees signed during the second quarter was $6.4 million. Since the beginning of the third quarter, the Company has signed contracts with an aggregate contract value of over $14 million, a portion of which had been expected to close in the second quarter.

•	On a GAAP basis, the Company reported second quarter 2004 basic and diluted net income of $0.02 per share compared with a basic and diluted net loss of $0.11 per share for the second quarter of 2003 and basic and diluted net income of $0.01 per share for the first quarter of 2004.

•	On a non-GAAP operational basis, which excludes non-cash expenses for stock-based compensation, amortization of intangibles, accelerated depreciation, and certain other non-cash charges, and which includes an estimated provision for income taxes, the Company reported a net profit of $0.04 per share for the second quarter of 2004 compared with a net loss of $0.03 per share for the second quarter of 2003 and a net profit of $0.03 per share for the first quarter of 2004.

Among key financial metrics, compared to the first quarter of 2004, cash and investments were essentially flat at $92.5 million at the end of the second quarter of 2004 while deferred revenue declined $2.4 million to $46.2 million at the end of the second quarter. Days sales outstanding (DSO) was 77 days in the second quarter of 2004 compared with 75 days in the first quarter of 2004.

Commenting on the results, Retek’s President and CEO Marty Leestma said, “Our second quarter results reflect the challenging environment in the retail software market. Retailers remain very conservative in their spending and we do not see that changing significantly in the near term. Although the second quarter contract value of $6.4 million was below our guidance, we have closed significant business since the start of the third quarter. As a result, we do not expect the second quarter’s contract value number to materially impact our trend of reported revenue and earnings per share going forward.

We remain somewhat cautious on the outlook for our business in the second half of the year as the conservative tone of retailer spending makes it difficult to assess how conditions in our market may change. We have some important new products coming to market as part of the Retek Xi release in the third quarter and are excited about the opportunities they will bring to the table.”

Looking ahead to the third quarter of 2004, the Company anticipates total revenue to be in the range of $44 million to $46 million, software license and maintenance revenue to be in the range of $24 million to $26 million and non-GAAP operational income to be in the range of $0.02 to $0.04 per share.

About Retek Inc.
Retek Inc. (Nasdaq: RETK) is a leading provider of mission-critical software and services to the retail industry. Retek 10 integrates collaborative software with patented predictive technologies, consulting services, and the best practices of customers and partners to help retailers create, manage and fulfill consumer demand. Leading global retailers, including Tesco, Best Buy, Gap, Sainsbury’s, Eckerds and Selfridges use Retek solutions. Retek is a trademark of Retek Inc. Other names may be trademarks of their respective owners.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and may, in some cases, be identified by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of these terms or other comparable terminology. Any such statements, including Mr. Leestma’s statements that the contract value of new software license fees signed in the second quarter will not materially impact reported revenue and earnings per share going forward, that new products will come to market on schedule in the third quarter and the Company’s estimates of revenue and non-GAAP operational income for the third quarter of 2004 are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, without limitation, fluctuations in our quarterly operating results, our restructuring plans and cost reduction measures failing to achieve the desired results, on-going litigation that may result in substantial costs and divert management’s attention and resources, the demand for and market acceptance of our software solutions, retailers spending allocated budgets, our ability to develop and market new products on a timely basis, general economic conditions in the retail industry and other risks and uncertainties that are described from time to time in the Company’s Annual Report on Form 10-K for year ended December 31,2003, and other reports filed with the Securities and Exchange Commission.

Retek Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenue:
License and maintenance	$25,570	$21,708	$51,632	$41,864
Services and other	19,952	21,186	41,517	38,588

Total revenue	45,522	42,894	93,149	80,452
Cost of revenue:
License and maintenance	8,408	6,785	16,611	12,335
Non-cash purchased software amortization	678	872	1,357	2,011

Total cost of license and maintenance revenue	9,086	7,657	17,968	14,346
Services and other	13,198	15,550	29,329	29,335

Total cost of revenue	22,284	23,207	47,297	43,681

Gross profit	23,238	19,687	45,852	36,771
Operating expenses:
Research and development	9,323	12,158	18,867	22,269
Sales and marketing	8,396	8,591	17,263	18,697
General and administrative	2,805	3,355	5,071	8,336
Acquisition related amortization of intangibles	1,581	1,645	3,161	3,442
Restructuring expense	—	119	—	119

Total operating expenses	22,105	25,868	44,362	52,863
Operating income (loss)	1,133	(6,181)	1,490	(16,092)
Other income, net	90	209	114	759

Income (loss) before income tax provision	1,223	(5,972)	1,604	(15,333)
Income tax provision	309	151	333	170

Net income (loss)	$914	$(6,123)	$1,271	$(15,503)

Basic net income (loss) per common share	$0.02	$(0.11)	$0.02	$(0.29)
Weighted average shares used in computing basic net income (loss) per common share	55,133	53,639	55,297	53,409
Diluted net income (loss) per share	$0.02	$(0.11)	$0.02	$(0.29)
Weighted average shares used in computing diluted net income (loss) per share	56,924	53,639	57,687	53,409

Retek Inc.

Reconciliation from GAAP to non-GAAP Operational Income
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
GAAP operating income (loss)	$1,133	$(6,181)	$1,490	$(16,092)
Acquisition related amortization	2,259	2,517	4,518	5,453
Compensation non-cash charges	11	264	18	997
Accelerated depreciation related to lease abandonment	—	312	—	1,689
CEO severance costs	—	—	—	700
Non-operational accrual adjustment	—	—	—	(390)
Other income, net	90	209	114	759

Operational income (loss) before operational income tax provision (benefit)	3,493	(2,879)	6,140	(6,884)
Non-GAAP operational income tax provision (benefit)	1,310	(1,080)	2,303	(2,582)

Non-GAAP operational income (loss)	$2,183	$(1,799)	$3,837	$(4,302)

Non-GAAP basic operational income (loss) per share	$0.04	$(0.03)	$0.07	$(0.08)
Shares used in computing basic operational income (loss) per share	55,133	53,639	55,297	53,409
Non-GAAP diluted operational income (loss) per share	$0.04	$(0.03)	$0.07	$(0.08)
Shares used in computing diluted operational income (loss) per share	56,924	53,639	57,687	53,409

We provide operational income (loss) and operational income (loss) per share in the press release as additional information for our operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from operational income and per share measures used by other companies. Operational income has been adjusted to exclude the effects of non-cash expenses for stock-based compensation, amortization of intangibles, accelerated depreciation, and non-operational accrual adjustments. We believe this presentation of operational income and operational income per share provides useful information to investors regarding certain additional financial and business trends relating to our financial condition and results of operations. The effective operational income tax rate used in calculating operational income (loss) is 37.5%. This effective tax rate is an assumed rate and is not the same as the effective income tax rate that we would report if this income (loss) were computed using generally accepted accounting principles in the United States.

Retek Inc.

Consolidated Balance Sheet
(Unaudited, in thousands)

	June 30,	Dec. 31,
Assets	2004	2003

Cash and cash equivalents	$48,258	$54,275
Investments	33,875	36,287
Accounts receivable, net	39,015	33,699
Other current assets	6,763	5,827

Total current assets	127,911	130,088
Investments	10,335	3,658
Property and equipment, net	10,643	12,227
Intangible assets, net	13,690	18,208
Goodwill, net	13,817	13,817
Other assets	240	231

Total assets	$176,636	$178,229

Liabilities and stockholders’ equity
Accounts payable	$13,986	$15,739
Accrued liabilities	7,883	10,410
Accrued restructuring costs	2,337	2,757
Deferred revenue	37,190	32,000
Note payable, current portion	33	78

Total current liabilities	61,429	60,984
Accrued restructuring, net of current portion	11,022	11,717
Deferred revenue, net of current portion	9,023	16,617

Total liabilities	81,474	89,318
Stockholders’ equity
Common stock	559	547
Paid-in-capital	288,395	283,449
Deferred stock compensation	(34)	(45)
Accumulated other comprehensive income	2,321	2,310
Accumulated deficit	(196,079)	(197,350)

Total stockholders’ equity	95,162	88,911

Total liabilities and stockholders’ equity	$176,636	$178,229